SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
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[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

Universal Insurance Holdings, Inc.
__________________________________________________
(Name of Registrant as Specified In Its Charter)

__________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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April 16, 2010

Dear Shareholder:

On behalf of the Board of Directors, I invite you to attend the 2010 Annual Meeting of Shareholders (“Annual Meeting”) of Universal Insurance Holdings, Inc. (“Company”).  The Annual Meeting will be held at 10:30 a.m., Eastern Daylight Time, on May 19, 2010 at the Westin Fort Lauderdale, 400 Corporate Drive, Fort Lauderdale, Florida 33334.

The shareholders will be asked (i) to elect seven directors, each to hold office until the 2011 annual meeting or until their successors have been elected and qualified; and (ii) to ratify the appointment of Blackman Kallick LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2010.  The Board of Directors has unanimously approved these proposals and we urge you to vote in favor of these proposals and in accordance with the Board’s recommendation on such other matters as may be submitted to you for a vote at the Annual Meeting.

We encourage you to vote, regardless of the number of shares you own.  Please sign and return each proxy card that you receive in the enclosed postage-paid envelope, which is provided for your convenience.  The return of your proxy card will not prevent you from voting in person but will assure that your vote is counted if you are unable to attend the Annual Meeting.  We look forward to seeing you on May 19, 2010.

In addition to the proxy materials, enclosed please find the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as filed with the Securities and Exchange Commission.

          Sincerely,

         /s/ Bradley I. Meier
          Bradley I. Meier, President

1110 West Commercial Boulevard, Suite 100, Fort Lauderdale, Florida 33309, (954) 958-1200

UNIVERSAL INSURANCE HOLDINGS, INC.
1110 West Commercial Boulevard, Suite 100
Fort Lauderdale, Florida 33309

NOTICE
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 19, 2010

NOTICE IS HEREBY GIVEN that the 2010 Annual Meeting of  Shareholders (“Annual Meeting”) of Universal Insurance Holdings, Inc., a Delaware corporation (“Company”), will be held at 10:30 a.m., Eastern Daylight Time, on May 19, 2010 at the Westin Fort Lauderdale, 400 Corporate Drive, Fort Lauderdale, Florida 33334, for the following purposes:

1.	To elect seven directors, each to hold office until the 2011 annual meeting or until their successors have been elected and qualified;

2.	To ratify the appointment of Blackman Kallick LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2010; and

3.	To transact any other business as may properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on April 12, 2010 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and at any adjournment thereof.  A complete list of shareholders of record of the Company on the record date will be available for examination by any shareholder, for any purpose germane to the Annual Meeting, during ordinary business hours, for the ten-day period prior to the Annual Meeting, at the executive offices of the Company, 1110 West Commercial Boulevard, Fort Lauderdale, Florida 33309.

It is important that your shares be represented at the Annual Meeting.  Whether or not you plan to attend, in order to assure proper representation of your shares at the Annual Meeting, we urge you to submit your proxy voting instructions to the Company by mail.  By submitting your proxy voting instructions promptly, you can help the Company avoid the expense of follow-up mailings to ensure the presence of a quorum at the Annual Meeting.  If you attend the Annual Meeting, you may, if so desired, revoke your prior proxy voting instructions and vote your shares in person.

In the event that there are not sufficient votes to approve any one of the foregoing proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned to permit further solicitation of proxies by the Company.

IN ORDER TO SUBMIT PROXY VOTING INSTRUCTIONS PRIOR TO THE ANNUAL MEETING, COMPLETE, SIGN AND DATE YOUR PROXY CARD AND RETURN IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED.

2

DUE TO A CHANGE IN NYSE RULES,
YOUR BROKER WILL NOT BE ABLE TO VOTE YOUR SHARES
WITH RESPECT TO THE ELECTION OF DIRECTORS
IF YOU HAVE NOT PROVIDED DIRECTIONS TO YOUR BROKER.

YOUR PROXY IS BEING SOLICITED BY THE BOARD.  THE BOARD RECOMMENDS THAT YOU VOTE IN FAVOR OF THE PROPOSED ITEMS.

          BY ORDER OF THE BOARD OF DIRECTORS

         /s/ Norman M. Meier
          Norman M. Meier, Secretary

Fort Lauderdale, Florida
April 16, 2010

3

Table of Contents

Proxy Statement	1
Questions and Answers About the Meeting and Voting	1
Election of Directors (Proposal 1)	6
Compensation of Directors	6
Director Summary Compensation Table	6
Information Concerning the Board of Directors and Executive Officers	8
Committees and Corporate Governance	11
Compensation Committee Interlocks and Insider Participation	14
Certain Relationships and Related Party Transactions	15
Executive Compensation	15
Compensation Discussion and Analysis	15
Elements of Compensation Provided to the Named Executive Officers	23
Compensation Committee Report	25
Summary Compensation Table	26
Grants of Plan Based Awards	28
Outstanding Equity Awards at Fiscal Year-End	28
Options Exercised and Stock Vested	29
Pension Benefits	29
Nonqualified Deferred Compensation	30
Employment Agreements and Potential Payments Upon Termination of Employment	30
Equity Compensation Plan Information	34
Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters	35
Series M Preferred Stock Owned by Directors and Management	35

Series M Preferred Stock Held by Certain Beneficial Owners	36
Series A Preferred Stock Owned by Directors and Management	37
Series A Preferred Stock Held by Certain Beneficial Owners	37
Common Stock Owned by Certain Beneficial Owners, Directors and Management	38
Common Stock Held by Others	39
Appointment of Independent Registered Public Accounting Firm (Proposal 2)	39
Audit Fees	39
Audit Related Fees	39
Tax Fees	39
All Other Fees	39
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Auditor	39
Annual Report	40
Section 16(a) Beneficial Ownership Reporting Compliance	40
Shareholder Proposals	40
Householding	40
Other Matters	41

2

UNIVERSAL INSURANCE HOLDINGS, INC.
1110 West Commercial Boulevard, Suite 100
Fort Lauderdale, Florida 33309

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (“Board”) of Universal Insurance Holdings, Inc., a Delaware corporation (“Company”), of proxies to be voted at the Annual Meeting of Shareholders of the Company (“Annual Meeting”), to be held at the Westin Fort Lauderdale, 400 Corporate Drive, Fort Lauderdale, Florida 33334, on May 19, 2010 at 10:30 a.m., Eastern Daylight Time, and at any and all postponements or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting.

A copy of the Annual Report of the Company for its fiscal year ended December 31, 2009, including financial statements audited by Blackman Kallick LLP, is included.  This Proxy Statement, Notice of Annual Meeting, accompanying proxy card, and Annual Report are first expected to be posted to http://proxy.universalinsuranceholdings.com on or about April 16, 2010.

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

1.           What is a proxy?

It is your legal designation of another person to vote the stock you own.  That other person is called a proxy.  If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card.  We have designated James M. Lynch as proxy for the 2010 Annual Meeting.

2.           What is a proxy statement?

It is a document that Securities and Exchange Commission (“SEC”) regulations require us to give you when we ask you to sign a proxy card designating James M. Lynch as proxy to vote on your behalf.

3.           What is the difference between holding shares as a shareholder and as a beneficial shareholder?

If your shares are registered directly in your name with the Company’s registrar and transfer agent, Continental Stock Transfer & Trust Company, you are considered a shareholder of record with respect to those shares.

If your shares are held in a brokerage account or bank, you are considered the “beneficial owner” of those shares.

4.           How do I attend the meeting? What do I need to bring?

You need to bring a photo ID to gain admission.

If you are a beneficial owner, bring your most recent brokerage statement with you to the meeting.  We can use that to verify your ownership of shares and admit you to the meeting; however, you will not be able to vote your shares at the meeting without a legal proxy, as described in response to question 5.

Please note that cameras, sound or video recording equipment, cellular telephones, blackberries or other similar equipment, electronic devices, large bags, briefcases or packages will not be allowed in the meeting room.

5.           How can I vote at the meeting if I am a beneficial owner?

You will need to ask your broker, bank or other intermediary to furnish you with a legal proxy.  You will need to bring the legal proxy with you to the meeting and hand it in with a signed ballot that will be provided to you at the meeting.  You will not be able to vote your shares at the meeting without a legal proxy.

Please note that if you request a legal proxy, any previously executed proxy will be revoked, and your vote will not be counted unless you appear at the meeting and vote in person or legally appoint another proxy to vote on your behalf.

If you do not receive the legal proxy in time, you can follow the procedures described in the response to question 4 to gain admission to the meeting; however, you will not be able to vote your shares at the meeting.

6.           What different methods can I use to vote?

By Written Proxy:      All shareholders can vote by written proxy card.  If you are a beneficial owner, you will receive a written proxy card or a vote instruction form from your bank or broker.

In Person:     All shareholders of record may vote in person at the meeting.  Beneficial owners may vote in person at the meeting if they have a legal proxy, as described in response to question 5.

7.           What is the record date and what does it mean?

The record date for the Annual Meeting is April 12, 2010.  The record date is established by the Board as required by the Delaware General Corporation Law and the Company’s bylaws.  Owners of record at the close of business on the record date are entitled to:

●	receive notice of the meeting; and

●	vote at the meeting and any adjournments or postponements of the meeting.

8.           What securities will be voted at the Annual Meeting?

The securities to be voted at the Annual Meeting consist of (i) shares of Common Stock of the Company, $0.01 par value per share (“Common Stock”), with each share entitling its record owner to one vote, (ii) shares of Series M Preferred Stock of the Company, $0.01 par value per share (“Series M Preferred Stock”), with each share entitling its record owner to one vote and (iii) shares of Series A Preferred Stock of the Company, $0.01 par value per share (“Series A Preferred Stock”), with each share entitling its record owner to one vote.  The holders of Series M Preferred Stock, voting separately as a series, are entitled to elect two directors.  The holders of Common Stock, Series M Preferred Stock and Series A Preferred Stock, voting together as one class, are entitled to elect the remaining directors.

The table below sets forth the number and classes of Company stock entitled to vote at the Annual Meeting.

Class of Voting Stock	Number of Record Holders as of the Record Date	Number of Shares Outstanding as of the Record Date	Amount of Votes Entitled to be Cast as of the Record Date
Common Stock	49	40,184,786	40,184,786
Series M Preferred Stock	4	87,740	87,740
Series A Preferred Stock	2	19,950	19,950

The Company had no other voting securities outstanding on the record date.

9.           What shares are included on the proxy card?

If you are a shareholder of Common Stock and/or Series A Preferred Stock, you will receive one proxy card for all the shares of Common Stock and/or Series A Preferred Stock you hold in certificate form and/or in book-entry form.

If you are a shareholder of Series M Preferred Stock, you will receive a proxy card for all the shares of Series M Preferred Stock you hold in certificate form and/or in book-entry form.

10.           What constitutes a quorum at the Annual Meeting?

The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of the Series M Preferred Stock entitled to vote at the Annual Meeting for those matters where a separate vote of the Series M Preferred Stock is required, and of at least a majority of the total number of outstanding shares of the Common Stock, Series M Preferred Stock and Series A Preferred Stock entitled to vote at the Annual Meeting for those matters where the Common Stock, Series M Preferred Stock and Series A Preferred Stock, voting together as a class, is required, is necessary to constitute a quorum at the Annual Meeting.  If a quorum is not present at the Annual Meeting, a majority of the shares so represented may vote to adjourn the Annual Meeting from time to time without further notice.

11.           What can I do if I change my mind after I vote my shares?

Shareholders can revoke a proxy prior to the completion of voting at the meeting by:

●	sending written notice to Norman M. Meier, Secretary, Universal Insurance Holdings, Inc., 1110 West Commercial Boulevard, Suite 100, Fort Lauderdale, Florida 33309;

●	delivering a later-dated proxy; or

●
appearing at the Annual Meeting and giving the Secretary notice of your intention to vote in person (unless you are a beneficial owner without a legal proxy, as described in the response to question 5).

12.           Are votes confidential? Who counts the votes?

We will continue our practice of holding the votes of all shareholders in confidence from directors, officers and employees except:

●	as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company;

●	in the case of a contested proxy solicitation;

●	if a shareholder makes a written comment on the proxy card or otherwise communicates his or her vote to management; or

●	to allow the independent inspector of the election to certify the results of the vote.

13.           What are my voting choices when voting for director nominees identified in this proxy statement, and what vote is needed to elect directors?

In the vote on the election of the seven director nominees identified in this proxy statement to serve until the 2011 annual meeting, shareholders may:

●	vote in favor of all nominees;

●	vote in favor of specific nominees;

●	vote against all nominees;

●	vote against specific nominees;

●	abstain from voting with respect to all nominees; or

●	abstain from voting with respect to specific nominees.

Each of the director nominees will be elected as a director of the Company if a majority of the votes cast on his election are voted in favor of such election.

As a result of recent changes to New York Stock Exchange, or NYSE, rules, the election of directors is no longer considered a “routine” matter and, therefore, your broker will not have discretionary voting authority if you do not provide instructions using one of the methods described above.

The Board recommends a vote FOR each of the nominees.

14.        What are my voting choices when voting on the ratification of the appointment of Blackman Kallick LLP as independent registered public accounting firm for the fiscal year ending December 31, 2010, and what vote is needed to ratify their appointment?

In the vote on approval of Blackman Kallick LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2010, shareholders may:

●	vote in favor of ratification;

●	vote against ratification; or

●	abstain from voting on the ratification.

The proposal to ratify the appointment of Blackman Kallick LLP as the independent registered public accounting firm will be approved if a majority of the votes cast on the proposal are voted in favor of the proposal.

The Board recommends a vote FOR the ratification.

15.           What if I do not specify a choice for a matter when returning a proxy?

Shareholders should specify their choice for each matter on the enclosed proxy card. If no specific instructions are given, proxies which are signed and returned will be voted:

●	FOR the election of all director nominees as set forth in this proxy statement; and

●	FOR the proposal to ratify the appointment of Blackman Kallick LLP as the independent registered public accounting firm for the fiscal year 2010.

16.           What are abstentions and broker non-votes and how are they counted?

Abstentions and broker non-votes are included in determining whether a quorum is present.  A broker non-vote occurs when a nominee holding shares for a beneficial owner (i.e., a broker) does not vote on a particular proposal because such nominee does not have discretionary voting power for that particular matter and has not received instructions from the beneficial owner.  The ratification of the appointment of our independent registered public accounting firm is a proposal for which brokers do have discretionary voting authority.

As a result of recent changes to NYSE rules, the election of directors is no longer considered a “routine” matter and, therefore, your broker will not have discretionary voting authority if you do not provide instructions using one of the methods described above.

Abstentions and broker non-votes are not considered “votes cast” and thus do not have an effect on the outcome of the vote as to any of the items presented in this proxy statement.

17.           Who pays the cost in connection with the solicitation of proxies?

    The Company will bear the cost of soliciting proxies in the enclosed form.  Officers and regular employees of the Company may solicit proxies by a further mailing or personal conversations or via telephone or facsimile, provided that they do not receive compensation for doing so.  The Company will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE STOCKHOLDER MEETING OF
UNIVERSAL INSURANCE HOLDINGS, INC. TO BE HELD ON MAY 19, 2010

The Notice of Annual Meeting, Proxy Statement, and Annual Report on Form 10-K for the fiscal year ended December 31, 2009 are available at http://proxy.universalinsuranceholdings.com.

ELECTION OF DIRECTORS
(Proposal 1)

The Board has the ultimate authority for the management of the Company’s business, objectives and operations.  It selects the Company’s executive officers, delegates responsibilities for the conduct of the Company’s day-to-day operations to those officers, and monitors the performance of the officers.

Meetings of the Board are held regularly each quarter and as required.  The Board held four meetings during 2009.  All directors attended at least 75% of the meetings of the Board and the committees on which he served during 2009.

The Company encourages its Board members to attend the Company’s Annual Meeting of Shareholders.

Compensation of Directors

The Company pays an annual director’s fee equal to $80,000, paid monthly, to each director of the Company except Mr. Bradley Meier and Mr. Sean Downes.  The Company also reimburses all directors for costs and expenses for attending Board meetings.  The Company has entered into indemnification agreements with its executive officers and directors pursuant to which the Company has agreed to indemnify such individuals, to the fullest extent permitted by law, for claims made against them in connection with their positions as officers, directors or agents of the Company.  Directors are also entitled to receive discretionary grants of non-qualified stock options under the 2009 Omnibus Incentive Plan (“Incentive Plan”).

Director Summary Compensation Table

The table below summarizes the compensation paid by the Company to the Company’s non-executive directors for the fiscal year ended December 31, 2009.

Name	Fees Earned or Paid in Cash($)	Stock Awards($)	Option Awards($)	Change in Pension Value and Deferred Compensation Earnings($)	All Other Compensation ($)	Total($)

Joel M. Wilentz	$80,000	0	0	0	0	$80,000

Norman M. Meier (1)	$80,000	0	0	0	0	$80,000

Reed J. Slogoff	$80,000	0	0	0	0	$80,000

Ozzie A. Schindler	$80,000	0	0	0	0	$80,000

Michael A. Pietrangelo(2)	$0	0	0	0	0	$0

(1)
Effective January 1, 2008, the Company’s Compensation Committee authorized the employment of Norman Meier as Secretary of the Company at an annual salary of $20,000 and for such salary to be deducted from any compensation Mr. Meier is otherwise entitled to receive as a director of the Company.

(2)
Effective March 26, 2010, the Company’s Board of Directors, in accordance with the Company’s charter and bylaws, expanded its size by one seat and appointed Michael A. Pietrangelo to the Company Board of Directors.  Mr. Pietrangelo did not receive any compensation from the Company for the year ended December 31, 2009.

The Board has nominated Bradley I. Meier, Norman M. Meier, Sean P. Downes, Ozzie A. Schindler, Reed J. Slogoff, Joel M. Wilentz and Michael A. Pietrangelo for election to the Board to serve as directors until the 2011 annual meeting or until their successors are duly elected and qualified.  The nominees have consented to be named and have indicated their intent to serve if elected.  The Board has no reason to believe that the nominees will be unavailable or that any other vacancy on the Board will occur.  If any nominee becomes unavailable for any reason, or if any other vacancy in the class of directors to be elected at the Annual Meeting should occur before the election, the shares represented by the proxy will be voted for the person, if any, who is designated by the Board to replace the nominee or to fill such other vacancy on the Board.

The holders of Series M Preferred Stock, voting separately as a series, are entitled to elect directors to fill the seats currently held by Bradley I. Meier and Norman M. Meier, both of whom the Board recommends for reelection; such directors shall be elected by a majority of votes in the affirmative of the Series M Preferred Stock shares cast at the Annual Meeting.  The holders of Common Stock, the holders of Series M Preferred Stock and the holders of Series A Preferred Stock, voting together as one class, are entitled to elect directors to fill the seats currently held by Sean P. Downes, Ozzie A. Schindler, Reed J. Slogoff, Joel M. Wilentz and Michael A. Pietrangelo, all of whom the Board recommends for reelection; such directors shall be elected by a majority of votes in the affirmative of the Common Stock shares, Series M Preferred Stock shares and Series A Preferred Stock shares, voting together as a class, cast at the Annual Meeting.  If elected, all nominees are expected to serve until the 2011 annual meeting or until their successors are duly elected and qualified.

The Board unanimously recommends that the nominees described above be elected as directors to serve until the 2011 annual meeting or until their successors are duly elected and qualified.

Information Concerning the Board of Directors and Executive Officers

The current directors and executive officers of the Company are as follows:

Name	Age	Position	First Year as Director (Term Expires)
Bradley I. Meier (Director Nominee)	42	President, Chief Executive Officer and Director	1990 (2010)
Norman M. Meier (Director Nominee)	71	Director and Secretary	1992 (2010)
Ozzie A. Schindler (Director Nominee)	41	Director	2007 (2010)
Reed J. Slogoff (Director Nominee)	41	Director	1997 (2010)
Joel M. Wilentz, M.D. (Director Nominee)	75	Director	1997 (2010)
Sean P. Downes (Director Nominee)	40	Chief Operating Officer, Senior Vice President and Director	2005 (2010)
Michael A. Pietrangelo (Director Nominee)	67	Director	2010 (2010)
James M. Lynch	55	Executive Vice President and Chief Financial Officer

Biographical Information

Biographical information regarding the directors and executive officers of the Company is as follows:

Directors

    Bradley I. Meier has been President, Chief Executive Officer and a director of the Company since its inception in November 1990.  He has served as President of UPCIC, a wholly-owned subsidiary of the Company, since its formation in April 1997.  In 1990, Mr. Meier graduated from the Wharton School of Business with a B.S. in Economics.

    Mr. Meier, as the founder of the Company, has a deep understanding of the Company and the Florida insurance market.  He has navigated numerous challenges, including the current global economic downturn and regulatory challenges in the Florida insurance market.  As our Chairman and Chief Executive Officer, he is a key member of our Board.

    Sean P. Downes has been Senior Vice President, Chief Operating Officer and a director of the Company since January 2005. He has served as Chief Operating Officer and a director of UPCIC since July 2003. Mr. Downes was Chief Operating Officer of Universal Adjusting Corporation from July 1999 to July 2003. During that time Mr. Downes created the Company’s claims operation. Before joining the Company in July 1999, Mr. Downes was Vice President of Downes and Associates, a multi-line insurance adjustment corporation.

    Mr. Downes has over 22 years of experience in the insurance industry.  As an experienced financial and operational leader within the insurance industry, Mr. Downes brings a broad understanding of the strategic priorities and operational demands facing the Company.

    Norman M. Meier has been a director of the Company since July 1992 and Secretary of the Company since January 1, 2008.  Presently Mr. Meier serves as Executive Chairman of DermWorx Incorporated, a privately held dermatologic specialty pharmaceutical company. From February 2000 until January 2006, Mr. Meier was President and Chief Executive Officer of PharmaMatrix, Inc., a medical marketing and advertising company.  From December 1986 until November 1999, Mr. Meier was President, Chief Executive Officer and a director of Columbia Laboratories, Inc., a publicly-traded corporation in the pharmaceuticals business.  From 1977 until 1986, Mr. Meier served as a consultant to Key Pharmaceuticals.  From 1971 to 1977, Mr. Meier was Vice President of Sales and Marketing for Key Pharmaceuticals.

    Mr. Meier is an experienced business leader with a broad understanding of the operational, financial and strategic issues facing public companies.  This experience gives him valuable knowledge and perspective as a member of our Board.

    Reed J. Slogoff has been a director of the Company since March 1997.  Mr. Slogoff is currently a principal with Pearl Properties, LLC, a commercial real estate investment firm based in Philadelphia, Pennsylvania.  Mr. Slogoff was formerly with Entercom Communications Corp., a publicly traded radio broadcasting company and was previously a member of the corporate and real estate group of the law firm of Dilworth, Paxson, LLP.  Mr. Slogoff received a B.A. with Honors from the University of Pennsylvania in 1990, and a J.D. from the University of Miami School of Law in 1993.

    Mr. Slogoff provides valuable insight to our Board as a lawyer formerly engaged in private practice and as an experienced businessman in the commercial real estate industry.  While practicing law, Mr. Slogoff advised clients on a variety of corporate, securities and finance matters and was involved in the public offering process, including an initial listing on the NYSE, and with other aspects of public company corporate matters.

    Over the past approximately 9 years, Mr. Slogoff has been actively engaged in commercial real estate through his ownership and management of Pearl Properties, LLC.  His day-to-day responsibilities include a variety of functions such as financial analysis, arranging, negotiating and obtaining financing, sourcing and negotiating acquisitions and managing portfolio insurance coverage.  Mr. Slogoff’s responsibility with respect to insurance matters is particularly relevant to the Company’s insurance operations.

Mr. Slogoff’s experience in addressing complex issues including corporate, finance and insurance matters translates to valuable insight on matters facing growing companies today.

Joel M. Wilentz, M.D. has been a director of the Company since March 1997.  Dr. Wilentz is one of the founding members of Dermatology Associates, founded in 1970 and of the Centers for Cosmetic Enhancement in Florida.  He is a former member of the Board of Directors of the Neurological Injury Compensation Association (NICA) for the State of Florida.  He is a former member of the Board of Directors of the Broward County Florida Medical Association.  He was the former President of the Broward County Dermatological Society.  Dr. Wilentz is at present a member of the Board of Governors of  Nova Southeastern University.

Dr. Wilentz’s general business acumen and deep understanding of the Florida business, professional, and regulatory environment provides independent guidance to the Board on a wide variety of general corporate and strategic matters.

Ozzie A. Schindler has been a director of the Company since January 2007. Mr. Schindler serves as Chairman of the Company’s Audit Committee. Mr. Schindler is a partner with the law firm of Greenberg Traurig and specializes in international tax, trusts and succession and planning. He has an LL.M. in Taxation from New York University School of Law and graduated with honors from the University of Florida School of Law. Mr. Schindler graduated with high honors from the University of Florida Fisher School of Accounting. He is admitted to both the Florida and New York Bars.

Mr. Schindler provides strong legal, regulatory, accounting, financial, risk analysis, internal audit, compliance, corporate governance and administrative skills and experience to our Board.

Michael A. Pietrangelo has been a director of the Company since March 2010. Mr. Pietrangelo has practiced law at Pietrangelo Cook PLC since 1998 and is admitted to the New York, Tennessee and District of Columbia bars.  He currently serves on the board of directors of Medicis Pharmaceutical Corporation, an independent specialty pharmaceutical company listed on the NYSE, the American Parkinson Disease Association, a not-for-profit organization focused on serving the Parkinson’s community, and SurgiVision, Inc., a developer of next-generation, interventional MRI technologies.  Mr. Pietrangelo currently serves as the managing partner of Theraplex Company LLC, a privately held company.  From 1994 until 1998, Mr. Pietrangelo served as President of Johnson Products Company, a subsidiary of IVAX Corporation.  From 1990 to 1994, Mr. Pietrangelo was the President and Chief Executive Officer of CLEO, Inc., a subsidiary of Gibson Greetings, Inc. and manufacturer of specialized paper products.  From 1967 to 1989, he served in a variety of legal and management roles at the Federal Trade Commission, Pfizer, Inc., Schering-Plough Corporation and Western Publishing Group.

Mr. Pietrangelo has valuable experience in corporate governance, legal and financial matters as a result of his participation as a lawyer, executive and director of privately held and public companies as well as non-profit companies.  This experience gives him perspective and knowledge as a member of our Board.

Norman M. Meier and Bradley I. Meier are father and son, respectively.  There are no other family relationships among the Company’s executive officers and directors. Eric Meier, who is the brother of Bradley I. Meier, also works for a subsidiary of the Company.

Officers are elected annually by the Board of Directors and serve at the discretion of the Board. All directors hold office until the next annual meeting of stockholders or the election and qualification of their successors.  Currently, the Company does not have a procedure by which shareholders may recommend nominees to the Company’s Board of Directors.

Executive Officers

Bradley I. Meier For biographical information on Bradley I. Meier, see Information Concerning the Board of Directors and Executive Officers, under “Biographical Information, Directors.”

Sean P. Downes For biographical information on Sean P. Downes, see Information Concerning the Board of Directors and Executive Officers, under “Biographical Information, Directors.”

James M. Lynch CPA, CPCU became Executive Vice President and Chief Financial Officer of the Company in August 1998. Before joining the Company, Mr. Lynch was Chief Financial Officer of Florida Administrators, Inc., an organization specializing in property and casualty insurance. Prior to working at Florida Administrators, Inc., Mr. Lynch held the position of Senior Vice President of Finance and Comptroller of Trust Group, Inc., which also specialized in property and casualty insurance. Before his position at Trust Group, Mr. Lynch was a Manager with the accounting and auditing firm of Coopers & Lybrand, which later became PricewaterhouseCoopers LLC.

The Company has entered into indemnification agreements with its executive officers and directors pursuant to which the Company has agreed to indemnify such individuals, to the fullest extent permitted by law, for claims made against them in connection with their positions as officers, directors or agents of the Company.

Committees and Corporate Governance

Board Leadership Structure

Our bylaws provide that the roles of Board Chairman and Chief Executive Officer may be filled by the same or different individuals, which provides the Board the flexibility to determine whether these roles should be combined or separated based on the Company’s circumstances and needs at any given time. The roles of Chairman and CEO of the Company are currently held by the same person, Bradley I. Meier. The Board believes that the Company and its shareholders are best served by having Mr. Meier serve in both positions. As the founder of the Company, Mr. Meier is most familiar with our business and the challenges the Company faces in the current environment.  His experience and expertise makes him the most appropriate person to set agendas for, and lead discussions of, strategic matters affecting the Company at this time. Moreover, this structure enables Mr. Meier to act as a bridge between management and the Board, and helps to promote unified leadership and direction.

Independence of Our Directors

NYSE Amex Equities, or NYSE Amex, rules require that at least a majority of our directors be independent of our Company and management.  The Board of Directors has determined that each of the following directors is an “independent director,” as such term is defined by NYSE Amex rules, as follows:  Reed J. Slogoff, Joel M. Wilentz, Ozzie A. Schindler, and Michael A. Pietrangelo.

In addition, each of the Compensation Committee and Audit Committee are composed exclusively of non-employee directors that met the relevant independence requirements established by the NYSE Amex.

The Board’s Role in Risk Oversight

The Board is responsible for ensuring that material risks are identified and managed appropriately. The Board and its committees regularly review material operational, financial, compensation and compliance risks with senior management. As part of its responsibilities as set forth in its charter, the Audit Committee is responsible for discussing with management the Company’s policies and guidelines to govern the process by which risk assessment and risk management is undertaken by management, including guidelines and policies to identify the Company’s major financial risk exposures, and the steps management has taken to monitor and control such exposures. The Audit Committee also performs a central oversight role with respect to financial and compliance risks, and reports on its findings at each regularly scheduled meeting of the Board. The Compensation Committee considers risk in connection with its design of compensation programs for our executives.  Each committee regularly reports to the Board.  In addition, each year the Board reviews the Company’s reinsurance program by which the Company cedes insurance risk to reinsurers.

Audit Committee

The Company has a separately designated Audit Committee, whose members are Ozzie A. Schindler, Reed J. Slogoff and Joel M. Wilentz, each of whom was determined by the Board to be independent under the applicable rules of the SEC and the Financial Industry Regulatory Authority (“FINRA”).  The Company’s Board of Directors has determined that Ozzie A. Schindler is an “audit committee financial expert” as defined by Item 407(d)(5) of Regulation S-K promulgated by the SEC.

The Audit Committee recommends the firm to be appointed as the independent registered public accounting firm of the Company to audit the Company’s financial statements and to perform services related to the audit, review the scope and results of the audit with the independent registered public accounting firm, review with management and the independent registered public accounting firm the Company’s year-end operating results and consider the adequacy of the internal accounting procedures.

The Audit Committee met separately four times during 2009, in addition to five telephonic meetings, and the full Board, including the members of the Audit Committee, met four times during the year to discuss the financial position of the Company, provide recommendations and guidance to management and evaluate strategies and financial opportunities and initiatives.

The Audit Committee operates under a written charter that was adopted by the Board of Directors on January 9, 2007.  The Audit Committee Charter is publicly available at the Company’s headquarters in Fort Lauderdale, Florida and also on the Company’s website at www.universalinsuranceholdings.com.  The Audit Committee Charter will be reviewed annually for changes, as appropriate.

Audit Committee Report

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2009, which include the balance sheet of the Company as of December 31, 2009 and 2008, and the related statements of operations, changes in shareholders’ equity and cash flows for the years ended December 31, 2009, 2008 and 2007 and the notes thereto.  The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (“Exchange Act”), except to the extent that the Company specifically incorporates it by reference in such filing.

Composition

The Audit Committee of the Board of Directors is composed of the three directors named below.  Each member of the Audit Committee meets the independence and financial experience requirements under the applicable rules of the SEC and the FINRA.

Review with Management

The Audit Committee has reviewed and discussed the Company’s audited financial statements with management.

Review and Discussions with Independent Registered Public Accounting Firm

The Audit Committee has discussed with Blackman Kallick LLP, the Company’s independent registered public accounting firm for 2009, the matters required to be discussed in accordance with the standards of the Public Company Accounting Oversight Board which include, among other items, matters related to the conduct of the audit of the Company’s financial statements.

The Audit Committee has received written disclosures and the letter from Blackman Kallick LLP required by Independence Standards Board Standard No. 1 (which relates to the accountant’s independence from the Company and its related entities) and has discussed with Blackman Kallick LLP its independence from the Company.

Conclusion

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

          SUBMITTED BY THE AUDIT COMMITTEE OF
          THE BOARD OF DIRECTORS

          Ozzie A. Schindler
          Reed J. Slogoff
          Joel M. Wilentz

Director Nominations

A director can be nominated by a member of the Board.  The Company has not established a Nominating Committee.  Given the size of the Company, the Board believes that this is appropriate.

The Board maintains no formal policy regarding Board membership but would view diversity expansively and consider among other things, functional areas of experience, educational background, employment experience and leadership performance as well as those intangible factors that it deems appropriate to develop a heterogeneous and cohesive Board such as integrity, achievements, judgment, intelligence, personal character, the interplay of the candidate’s relevant experience with the experience of other Board members, the willingness of the candidate to devote adequate time to Board duties, and likelihood that he or she will be willing and able to serve on the Board for a sustained period.

Code of Business Conduct and Ethics

The Company adopted a Code of Business Conduct and Ethics on January 9, 2007 that is applicable to all directors, officers and employees of the Company.  The code is publicly available at the Company’s headquarters in Fort Lauderdale, Florida and also on the Company’s website at www.universalinsuranceholdings.com.  A copy of the Company’s Code of Business Conduct and Ethics may be obtained free of charge by written request to James M. Lynch, CFO, Universal Insurance Holdings, Inc., 1110 West Commercial Boulevard, Suite 100, Fort Lauderdale, Florida 33309.

Shareholder Communications

The Company has not established a set process for shareholders to send communications to the Board.  Given the size of the Company, the Board believes that this is appropriate.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Reed J. Slogoff and Joel M. Wilentz, each of whom was determined by the Board to be independent under the applicable rules of the SEC and the FINRA.  Among its duties, the Compensation Committee assists the Board in discharging its responsibilities relating to corporate goals and objectives relevant to the compensation of the Company’s executive officers, evaluating the performance of executive officers in light of those goals and objectives and determining compensation based on such evaluation.  The Compensation Committee operates under a written charter that was adopted by the Board on March 13, 2007.  The Compensation Committee Charter is publicly available on the Company’s website at www.universalinsuranceholdings.com.  The Compensation Committee Charter will be reviewed annually for changes, as appropriate.

Certain Relationships and Related Party Transactions

Downes and Associates, a multi-line insurance adjustment corporation based in Deerfield Beach, Florida performs certain claims adjusting work for UPCIC. Downes and Associates is owned by Dennis Downes, who is the father of Sean P. Downes, Chief Operating Officer and Senior Vice President of UPCIC. During 2009, 2008 and 2007, the Company expensed claims adjusting fees of $605,000, $410,000 and $675,237, respectively, to Downes and Associates.

During the fourth quarter of 2009, the Company overpaid non-equity incentive plan compensation to the Chief Executive Officer and Chief Operating Officer in the amounts of $217,169 and $162,876, respectively. These amounts were repaid to the Company during February 2010.

Transactions between the Company and its affiliates are on terms no less favorable to the Company than can be obtained from third parties on an arm’s-length basis.  Transactions between the Company and any of its executive officers or directors require the approval of a majority of disinterested directors.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Please note that the following Compensation Discussion and Analysis is current as of December 31, 2009.  The Compensation Committee oversees and reviews the Company’s executive compensation practices.  The Compensation Committee is responsible for ensuring that the compensation of the executive officers of the Company aligns with and supports its growth objectives.  The Company’s Chief Executive Officer, Chief Financial Officer, and Chief Operating Officer may be referred to as “named executive officers” or “executive officers.”

Objectives of the Company’s Compensation Practices

The Company’s principal business objective is sound, profitable growth.  Achievement of this objective requires not only writing additional insurance volume, but also continued improvements in the Company’s underwriting criteria to identify acceptable risks, development of the Company’s broker network, strengthened claims processing methodologies to improve customer service and accurately pay claims, aggressive product and geographic diversification facilitated by the internal capabilities developed by the Company, flexible but focused reinsurance strategies and prudent strategies for investment of reserves.

Over the last several years, the Company added internal underwriting, reinsurance, claims processing and investment capabilities and engaged in extensive negotiation with independent brokers throughout its marketing area.  In 2009, the internalized capabilities contributed substantially to the Company’s substantial improvement in investment returns and the rapid marketing entry into states in which the Company was recently licensed.  The Company added and trained internal staff to pursue these objectives as opposed to contracting with outside service providers to ensure that these functions serve the Company’s interests exclusively.  In 2010 and for the longer term, the Company will continue to seek sound profitable growth by:

●	expanding the Company’s product offerings and product mix;
●
exploiting opportunities in states in which it has recently been licensed, South Carolina, North Carolina (up to state-imposed limitations applicable through December 31, 2010), Hawaii and Georgia, largely by bringing to bear existing internal capabilities;

●	further penetrating the Florida market by establishing relationships with additional independent agents in order to expand its distribution network;
●
continuing to expand processes the Company has recently internalized, including marketing strategies, agent incentive and management (in Florida and expanding to other states), policy development, risk management, claims, reinsurance analysis and investment analysis; and

●	refining the proprietary claims, premium, reinsurance and management system developed by the Company on a scalable basis so that growth and diversification costs are controlled.

As of December 31, 2009, the Compensation Committee believed that the Company’s compensation practices are linked to these business objectives and that the Company’s compensation practices recognize past achievements and meet three principal goals:

●	reward and retain entrepreneurial officers and other key employees who have risk, portfolio, reinsurance and general management skills and motivation desirable in the marketplace;
●
scale pay to performance by structuring the compensation of the Company’s Chief Executive Officer and Chief Operating Officer so that the opportunity to earn bonuses is tied to the net income of the Company; and

●
provide long-term incentives in the form of stock options and restricted stock awards to incentivize the Company’s executive officers and align their interests with those of the Company’s stockholders.

How the Company Determines Each Element of Compensation and Why the Company Pays Each Element

General

Several years ago, the Company entered into employment agreements with Mr. Meier and Mr. Downes.  The agreement with Mr. Meier has evergreen renewal terms.  The Company amended the agreement with Mr. Downes to extend the term to December 31, 2013.  The Compensation Committee has determined that the Company’s and the Company’s shareholders’ interests are best served by continuing these employment agreements without additional renegotiation as of December 31, 2009.  As of December 31, 2009, the Compensation Committee believed that these two individuals possess unique skill sets and motivation and, jointly, have been the engine driving the Company’s growth development.  As of December 31, 2009, the Compensation Committee believed that such employment arrangements benefit the Company and the Company’s shareholders by permitting the Company to retain these executive officers and ensure their continued focus on the Company’s progress.

Pursuant to the employment agreements, each executive receives an annual base salary that automatically increases twenty percent (20%) each year.  As of December 31, 2009, the Compensation Committee believed that the level of increase reflects the additional management responsibilities undertaken as a result of the growth of the Company’s internal operations, geographic diversification goals and regulatory challenges.  The Company’s Chief Executive Officer and the Company’s Chief Operating Officer also receive an annual performance bonus measured as a percentage of the pretax income of the Company.  The Company has used this approach to motivate the Company’s executives toward producing pretax net income because the Company believes that pretax net income is not only the hallmark of sound, profitable growth looked to by investors but also the fuel for the Company’s internal development and diversification efforts.  As a result, the Company’s Chief Executive Officer and Chief Operating Officer are paid more if the Company’s pretax net income performance warrants it.

While the cash bonus formula for the Company’s Chief Executive Officer and Chief Operating Officer focuses exclusively on pretax net income, in maintaining this structure, the Committee takes into account the Company’s plans for internalizing and refining the risk management, reinsurance, claims processing and investment functions described above.  Achievements in these internalization and refinement processes in a prior year is an indicator that a focus on pretax net income in the subsequent year is appropriate because the achievements become a platform for continued revenue and profit improvements in future years.

Comparator Companies

In 2009, the Compensation Committee used information provided by The Delves Group, a compensation consultant, to compile two distinct comparable groups to frame the Compensation Committee’s discussions on prospective executive compensation for the Company’s executive officers.  The Delves Group has no other relationship with the Company and performs no other services with the Company.  Accordingly, the Committee believes that The Delves Group is completely independent of the Company and its advice cannot be colored by any other revenue derived from working with the Company.

One group is a conventionally arranged comparator group; that is, 19 casualty insurance carriers that have a market presence in one or more of the states in which the Company is licensed and exhibit a range of premium volume, net revenue and market capitalization that bracket the Company (the “Insurance Group”).  As compared to the Insurance Group, the Company has the highest relative concentration of policies in Florida and the Company’s results are influenced to a greater degree by legislation and market factors unique to Florida.  These factors include state-mandated premium reductions and discounts for wind mitigation and increases in ceded premiums as a result of changes in the reinsurance program, and challenging settlement practices.  Despite the unique demands facing the Company due to its high concentration of policies in Florida, the Company’s net income growth (measured as increase in three year and five year compound annual growth rates or “CAGR”), five year total shareholder return including reinvestment of dividends or “TSR” and other relevant growth measures exceeded all members of the Insurance Group by a substantial margin; the Company’s one year TSR exceeded all but one member of the Insurance Group; and the Company’s change in net income and net profit margin remained in the top quartile of the Insurance Group despite the downward pressure on net income and margin described above.

Because of the extent of the positive difference between the Company’s financial performance and growth and the financial performance of the members of the Insurance Group, the Committee believed it important to review the practices at companies that reflected the growth characteristics of the Company as nearly as could be determined.  Accordingly, the Committee requested The Delves Group to search public filings for companies beyond the insurance industry with CAGR, TSR and annual revenue that bracketed the Company’s performance (but no less than 50% TSR characteristics) as well as had no more than 2,000 employees as opposed to the Company’s approximately 200 employees (the “Growth Group”).  The Compensation Committee believed that the dual comparator groups approach is reasonable to accurately assess the performance and compensation of the Chief Executive Officer and the Chief Operating Officer.  The Insurance Group informs the Compensation Committee about companies in direct competition with the Company.  The Growth Group informs the Compensation Committee about how the Company compared with other companies with similar growth performance.  Within this Growth Group, the Company had top quartile results in five year revenue growth and top quartile one year and five year TSR while maintaining a relatively consistent profit margin year over year.

The Compensation Committee does not target any particular percentile among comparator groups or member companies at which to align compensation.  The Committee is confident that its exercise of discretion in choosing pretax net income as the determinant of cash bonus payments best serves the goals of the Company and, by using a variable performance measure, cash bonus compensation will vary directly with achievement.  When the Compensation Committee cross-checks compensation levels against comparator groups and member companies, the focus is on a broader and more flexible orientation, which provides the ability to address the specific business conditions relevant to the Company, including:

●
Recognizing that the Chief Executive Officer and the Chief Operating Officer (a position at the Company with substantially more responsibilities than chief operating officers elsewhere) are the two key employees of the Company, responsible for all functions, including the processes for developing the proprietary models and processes for underwriting, claims, reinsurance and investment;
●	Recognizing that, at the present state of the Company’s development, continued growth and internalization of functions is critical and, in this regard, the Company is very entrepreneurial in nature;
●	Rewarding past and continued performance in the establishment and profitable growth of the insurance business by the Chief Executive Officer and Chief Operating Officer;
●
Recognizing the contributions of the Chief Executive Officer and Chief Operating Officer in internalizing the operations of the Company, including marketing strategies, agent incentive and management, policy development, risk management, claims, reinsurance analysis, rating engine, investment analysis and broker relations which enabled, among other things, the rapid mobilization of marketing programs in newly licensed states and the investment returns on the Company’s investment portfolio;

●	Recognizing that the continued growth of the Company is dependent on the services of the Chief Executive Officer and Chief Operating Officer; and
●	Differentiating compensation based on experience and performance levels among executives.

For the purpose of its evaluation, the Compensation Committee takes into account the differences in the types or nature of businesses of the companies in the comparator groups as well as a comparison of the functions performed by the particular officers.  Consideration is also given to the differences in size, scope, and complexity between the Company and the various members of the respective comparator groups.  These are among the judgmental factors the Compensation Committee considers and are not based on a formula or tied to a comparator group.

For the surveys of the comparable groups, the Compensation Committee considered peers to be companies, using data reported in 2008 for 2007 performance, that met the following criteria:

For the Insurance Group:

●	Gross premiums ranging from $743 million to $133 million bracketing the Company’s $498 million;

●	Net Revenue ranging from $704 million to $119 million as compared to the Company’s $154 million; and

●	Market capitalization ranging from $1.5 billion to $36 million in relation to the Company’s $315 million.

For the Growth Group:

●	Annualized five year TSR greater than 50%;

●	Annual revenue between $1.5 billion and $100 million bracketing the Company’s $188.5 million; and

●	Employed no more than 2,000 people.

The Delves Group determined that the following companies met the criteria for the Insurance Group:

●	RLI Corp.

●	Safety Insurance Group, Inc.

●	ProAssurance Corporation

●	United America Indemnity, Ltd.

●	Tower Group, Inc.

●	PMA Capital Corporation

●	United Fire & Casualty Company

●	Donegal Group, Inc.

●	Affirmative Insurance Holdings, Inc.

●	CNA Surety Corporation

●	Employers Holdings, Inc.

●	First Mercury Financial Corporation

●	National Interstate Corporation

●	Hallmark Financial Services, Inc.

●	EMC Insurance Group, Inc.

●	Gainsco, Inc.

●	Mercer Insurance Group, Inc.

●	Baldwin & Lyons, Inc.

●	21st Century Holdings, Inc.

        The Delves Group determined that the following companies met the criteria for the Growth Group:

●	Hanson Natural Corp.

●	Terra Nitrogen Co.

●	Intuitive Surgical, Inc.

●	Loral Space & Communications

●	Green Mountain Coffee Roasters, Inc.

●	RCN Corp.

●	NutriSystem, Inc.

●	Illumina, Inc.

●	Trico Marine Services, Inc..

●	Tower Group, Inc..

●	CKK, Inc.

●	Hallmark Financial Services

●	Arabian American Development

●	Arena Resources Inc.

●	Medifast, Inc.

         Several commonalities stood out among the Insurance Group.  14 of 16 companies that describe metrics for annual bonuses use earnings (definitions of earnings varied) as a principal determinant in annual incentive compensation.  The Committee believed that the Company’s focus on net income is consistent with that view.  Only 2 of the 19 put some to significant weight on attainment of individual objectives by named officers.  The Compensation Committee believed that separate individual objectives for annual incentive purposes are not necessary because the direction toward internalization and improvement of functions is clear in the Company’s business plan for achieving sound, profitable growth and that plan provides specific guidance to executive officers as to the steps in achieving its goals.  2 of the 19 companies include underwriting results and 3 others include underwriting results when setting targets for incentive compensation.  The Compensation Committee believed that the requirements for developing the Company’s capabilities in not just underwriting but also claim processing, reinsurance, investment and dealer networks are sufficiently clear prerequisites to sound, profitable growth that separate measures would not be appropriate.

With respect to long term compensation, 15 of the 19 comparable companies in the Insurance Group award time vested options and/or restricted stock from time to time as long term incentives.  This is consistent with the Company’s past practices.  However, it should be noted that the Chief Executive Officer and the Chief Operating Officer accepted options and restricted stock in lieu of cash compensation in some years and not as separate long term compensation awards.

The compensation consultant’s survey of the Insurance Group indicates that the compensation of the Chief Executive Officer and the Chief Operating Officer was at or above the 90th percentile for the Insurance Group.  However, the performance of the Company for the same period defined the 100th percentile for the Insurance Group in 5 year net revenue growth and 5 year total shareholder return as well as 3 year net income increase.  The Committee also noted that the Company’s net margin was in the top quartile in the Insurance Group notwithstanding the relatively conservative reinsurance and investment practices of the Company and the challenging Florida insurance market due to, among other things, state-mandated premium reductions, wind mitigation credits and claims settlement practices.  The Committee believed this net margin result reflects not only the efficiencies of the internalized processes described above but also the development of effective strategies for the Florida market while pursuing geographic diversification.

The Growth Group represents the attempt by the Committee to review the compensation practices of companies that have sustained high levels of growth over a multi-year period.  Because the members of the Growth Group come from diverse industries, comparisons of specific skill sets based on industry knowledge are not appropriate.  However, this group does indicate how other companies that have been successful in growing their business compensate their senior executives.  The compensation consultant’s survey of the Growth Group indicates that total compensation over the most recent three years was above the 90th percentile for Mr. Meier and for Mr. Downes.  The compensation consultant’s report indicated that the Company was substantially above the 75th percentile in each important measure of longer term growth and profitability.  The Committee believes these findings support the desired linkage between the compensation program and the principal business objective of sound, profitable growth.

More specifically, the survey indicated that:

●	the Company’s five year return to shareholders (stock price increases plus dividends) was exceeded only by a satellite communications company and a broadband provider, and

●	the Company’s five year growth was exceeded only by a company engaged in licensing entertainment content such as American Idol, an oil and natural gas company and weight management company.

The Committee believed this balance of very high growth and very high returns to shareholders is the performance that the Company’s compensation arrangements should reward.

In this context, the Committee believed the Company’s compensation structure and formulae reinforce the Company’s plans and goals.

Base Salary

Against these groups, the base salaries of Mr. Meier and Mr. Downes are each relatively high in comparison.  However, the Compensation Committee points out that the degree of difference between the Company’s base pay practices for these two individuals and those of the officers of others in the groups is justified when the duties of Messrs. Meier and Downes, as well as the requirements for dealing simultaneously with geographic diversification and Florida-specific regulatory issues are taken into account.  Mr. Meier and Mr. Downes perform a broader range of functions with fewer support staff than the named individuals in the companies in the survey.  In particular, Messrs. Meier and Downes are responsible for all aspects of the internalization processes.  This is consistent with the Company’s belief that Messrs. Meier and Downes are the entrepreneurial center of the Company’s growth and their individual involvement in the steps toward sound, profitable growth is essential.  The Compensation Committee will continue to monitor whether the Company’s compensation structure continues to appropriately reward and incentivize the Company’s executive officers.

Elements of Compensation Provided to the Named Executive Officers

The principal components of compensation for the Company’s executive officers were:

●	base salary;

●	cash bonus compensation; and

●	long-term equity incentive compensation.

Base Salary

The Company pays a base salary to its named executive officers.  As noted above, pursuant to employment agreements entered into between the Company and the named executive officers, each such executive receives an annual base salary that automatically increases twenty percent (20%) each year.  The Compensation Committee from time to time reviews the base salaries the Company pays its named executive officers.  In doing so, it considers a number of factors, including the individual performance of the executive.

Bonus Compensation

As noted above, the Company’s Chief Executive Officer and the Company’s Chief Operating Officer also receive an annual performance bonus equal to a percentage of the pretax income of the Company.  The Company has used this approach to compensate its executives because the Company believed that successful performance by management would be the primary driver of the Company’s pretax net income and that management should have significant portions of compensation at risk for achieving market-oriented results.  The Company’s Chief Financial Officer, pursuant to his employment agreement, is entitled to an annual performance bonus determined at the discretion of the Board of Directors of the Company; provided, however, that such bonus shall be no less than $50,000.  The Compensation Committee also has the discretion to increase a bonus beyond the compensation contained in an executive’s employment agreement.

Long-Term Equity Incentive Compensation and Equity Compensation Plan Information

The Compensation Committee does not use a specific formula to calculate the number of options or shares awarded to executives.  The Compensation Committee does not explicitly set future award levels/opportunities on the basis of what the executives earned from prior awards. While the Compensation Committee takes past awards into account, it does not base future awards solely in view of those past awards.  In determining the specific amounts to be granted to each employee, the Compensation Committee will take into account factors such as the executive’s position, his or her contribution to the Company’s performance, and the overall package of cash and equity compensation for the executive.

On October 13, 2009, the Company’s Board of Directors approved, and recommended that the Company’s stockholders approve, the 2009 Omnibus Incentive Plan (“Incentive Plan”). On November 16, 2009, the Company’s stockholders approved the Incentive Plan by written consent.  Awards under the Incentive Plan may include incentive stock options, nonqualified stock options, stock appreciation rights, restricted shares of Common Stock, restricted stock units, performance share or unit awards, other stock-based awards and cash-based incentive awards. Awards under the Incentive Plan may be granted to employees, directors, consultants or other persons providing services to the Company or its affiliates. As of December 31, 2009, no specific awards had been granted and no commitments had been made under the Incentive Plan. The Incentive Plan shall have a term of ten years expiring on November 16, 2019.

Perquisites and Fringe Benefits

The Company’s executive officers receive health and welfare benefits, such as group medical, group life and long-term disability coverage.  The Company provides an automobile allowance of $7,500 per annum to each of Mr. Meier and Mr. Downes.  As of December 31, 2009, the Company believed that its executives should be able to provide for their retirement needs from the total annual compensation they earn based on the Company’s performance.  Accordingly, other than an employer matching contribution to the accounts of the named officers under the Company’s 401(k) Plan, which is the same matching contribution rate that the Company provides all of its eligible full time employees, the Company does not offer its executives any qualified or nonqualified pension plans, supplemental executive retirement plans, deferred compensation plans or other forms of compensation for retirement.

Employment Agreements

The Company entered into employment agreements with its three executive officers: Bradley I. Meier, the Company’s Chief Executive Officer; Sean P. Downes, the Company’s Chief Operating Officer; and James M. Lynch, the Company’s Chief Financial Officer.  These agreements and potential post employment payments are described in “Employment Agreements and Potential Payments Upon Termination of Employment” below.

Tax Considerations

Under Section 162(m) of the Internal Revenue Code of 1986, as amended, the federal income tax deductibility of compensation paid to Mr. Meier and Mr. Downes may be limited to the extent that it exceeds $1.0 million in any one year.  The Company can deduct compensation in excess of that amount if it qualifies as “performance-based compensation” under Section 162(m).  For the performance bonuses of Messrs. Meier and Downes to qualify as “performance-based compensation,” the performance-based formulas used to determine them must be approved by the Company’s shareholders.  The performance based formulas under the Company’s annual bonus plan for Messrs. Meier and Downes were approved by the shareholders of the Company in May 2007 thereby permitting the Company to receive a federal income tax deduction for the payment of this performance based compensation.  In 2009, Mr. Meier received $354,314 in compensation under his employment agreement (described below) that was in excess of the limitation on federal income tax deductibility and was not performance based compensation.  Therefore, this amount cannot be deducted by the Company for federal income tax purposes on its 2009 return.  The Compensation Committee believed the amount to have been appropriate compensation for Mr. Meier’s services.

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee

Reed J. Slogoff	Joel M. Wilentz, M.D.

Summary Compensation Table

The following table sets forth the compensation paid to or earned by the Company’s President and Chief Executive Officer and the Company’s other most highly compensated executive officer (collectively, the “Named Executive Officers”) during each of the Company’s last three fiscal years.

Name and Principal Position	Year	Salary	Bonus	Stock Awards($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Bradley I. Meier	2009	$1,354,314	-	-	-	$1,951,811	-	$46,064	$3,352,189

Chief Executive Officer,	2008	$1,164,424	-	-	$809,275	$2,783,377	-	$44,052	$4,801,128

President, and Director	2007	$977,228	-	-	$1,920,800	$3,835,271	-	$42,191	$6,775,490

James M. Lynch	2009	$446,539	$124,923	-	-	-	-	$55,968	$627,430

Executive Vice President	2008	$414,154	$127,692	-	$98,640	-	-	$38,107	$678,593

and Chief Financial Officer	2007	$349,385	$100,000	-	$145,134	-	-	$38,071	$632,590

Sean P. Downes	2009	$954,653	-	-	-	$1,501,358	-	$77,452	$2,533,463

Senior Vice President,	2008	$820,800	-	$693,000	$1,200,860	$2,125,033	-	$69,312	$4,909,005

Chief Operating Officer	2007	$691,500	-	-	$2,454,445	$2,913,953	-	$69,045	$6,128,943
and Director

(1)	The Option Award amounts for 2007 and 2008 were restated to grant date fair value.

            Salary

            Salary includes wages, paid time off such as vacation, and company holidays.

            Bonus

                  Per the Lynch Employment Agreement, Mr. Lynch is entitled to an annual performance bonus determined at the discretion of the Board of Directors of the Company; provided, however, that such bonus shall be no less than $50,000.

Stock Awards

Effective December 5, 2008, the Company issued 300,000 shares of restricted common stock at a price of $2.31 per share to Sean Downes, Senior Vice President, Chief Operating Officer and director, in consideration for services rendered pursuant to terms of an employment agreement and to provide to Mr. Downes with a continued incentive to share in the success of the Company.  The stock vests over a two-year period as follows:  150,000 shares each on the first and second anniversary dates of the effective date of the award.

Option Awards

Option awards are reported at grant date fair value.

Non-Equity Incentive Plan Compensation

Per the Meier agreement, Mr. Meier is entitled to an annual performance bonus equal to three percent (3%) of the pre-tax income of the Company up to $5 million and four percent (4%) of the pre-tax income of the Company in excess of $5 million.  Per the Downes agreement, Mr. Downes is entitled to an annual performance bonus equal to three percent (3%) of the pre-tax profits of the Company.

All Other Compensation

All other compensation for the year ended December 31, 2009 consisted of the following:

Insurance Premiums
		Medical/Dental	Life/Disability	Long-Term Care	Simple IRA Match	401 (k) Match	Auto Allowance
Name	Year	(1)	(2)	(3)	(4)	(5)	(6)	Total
Bradley I. Meier	2009	$7,908	$1,149	$29,795			$7,212	$46,064
	2008	$5,608	$1,149	$29,795			$7,500	$44,052
	2007	$4,372	$1,149	$29,795			$6,875	$42,191

James M. Lynch	2009	$19,761	$6,417	$7,158		$16,864	$5,769	$55,969
	2008	$9,533	$6,417	$7,158	$9,000		$6,000	$38,108
	2007	$9,496	$6,417	$7,158	$9,000		$6,000	$38,071

Sean P. Downes	2009	$13,529	$9,129	$32,775		$14,807	$7,212	$77,452
	2008	$9,533	$9,005	$32,775	$10,500		$7,500	$69,313
	2007	$9,496	$8,774	$32,775	$10,500		$7,500	$69,045

(1)	The Company pays medical / dental insurance premiums for the named executive officers for coverage not provided to all employees.

(2)	The Company pays life insurance premiums for the named executive officers for coverage not provided to all employees.
(3)	The Company provides long-term care insurance premiums for the named executive officers for coverage not provided to all employees.
(4)
Prior to January 1, 2009, the Company made contributions matching employee contributions to the Simple IRA accounts of Messrs. Lynch and Downes subject to limitations of the Simple IRA Plan.  Mr. Meier did not participate in the Simple IRA Plan and, therefore, did not receive a matching contribution from the Company.  On January 1, 2009, the Company adopted the 401(k) Plan with the same matching contribution formula to prospectively replace the Simple IRA arrangements.

(5)
The Company matches employee contributions to the 401(k) match accounts of Messrs. Lynch and Downes subject to limitations of the 401(k).  Mr. Meier does not participate in the 401(k) Match and, therefore, does not receive a matching contribution from the Company.

(6)	The Company provides an automobile expense allowance to the named executive officers.

Grants of Plan Based Awards

The Company did not grant any award to a named executive officer in the Company’s fiscal year ended December 31, 2009 under any plan, including awards that subsequently may have been transferred.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to the Company’s named executive officers concerning unexercised options; stock that has not vested; and equity incentive plan awards for each named executive officer outstanding as of December 31, 2009.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Options (#)	Option Exercise Price($)	Option Expiration Date (1)	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Bradley I. Meier	1,500,000	1,500,000		$1.06	1/15/10
	250,000	250,000		$1.06	1/15/10
	20,000			$0.70	12/12/10
	325,000			$0.70	12/12/10
	150,000			$0.60	12/21/11
	700,000			$6.50	7/12/12
	250,000			$3.90	5/16/13
	500,000	200,000		$2.31	12/5/13

James M. Lynch	35,000		$6.50	7/12/12

Sean P. Downes	700,000		$6.50	7/12/12
					150,000	$880,500
	600,000		$3.90	5/16/13
	200,000	80,000	$2.31	12/5/13

(1)	Expires on earlier of the option expiration date or a Change in Control of the company, as defined in the option agreements.

Options Exercised and Stock Vested

The following table sets forth certain information with respect to the Company’s named executive officers concerning options exercised and stock vested during the calendar year 2009.

	Option Awards		Stock Awards
Name	Number of Shares Acquired On Exercise(#)	Value Realized on Exercise($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Bradley I. Meier	150,000	$691,500	-	-
James M. Lynch	50,000	$90,500	-	-
Sean P. Downes	-	-	150,000	$840,000

Pension Benefits

The Company does not provide any of its employees with a defined benefit pension plan.

Effective January 1, 2009, the Company adopted the “Universal Property & Casualty 401(K) Profit Sharing Plan and Trust” (“401(k) Plan”).  The Company makes a matching contribution in cash to the accounts of the participants equal to 100% of the employee’s deferral up to 5% of that employee’s compensation subject to limitations of the plan.

Prior to January 1, 2009, the Company made matching contributions to all employees, including the named executive officers, except for Mr. Meier.  The Company made matching contributions in cash of 100% of the employees’ elective deferral contributions up to 3.0% of the employees’ pay for those employees who contributed to the Company’s Simple IRA plan in 2008, subject tolimitations of the plan.

Nonqualified Deferred Compensation

The Company does not provide any of the Company’s employees with any nonqualified deferred compensation plans.

Employment Agreements and Potential Payments Upon Termination of Employment

The following summaries describe the employment agreements between the Company and three executive officers and set forth potential payments payable to the Company’s named executive officers upon termination of employment or a change in control under their current employment agreements.

Meier Employment Agreement

The Company’s employment agreement with Mr. Meier is dated as of August 11, 1999.  The Company and Mr. Meier have amended the employment agreement, with the most recent amendment dated December 5, 2008 (the employment agreement and the amendments are collectively referred to as the “Meier Employment Agreement”).  Under the terms of the Meier Employment Agreement, Mr. Meier will serve as the Company’s President and Chief Executive Officer.  Mr. Meier received a base salary of $1,354,314 in 2009, and he is entitled to a twenty percent (20%) increase in base salary each year.  Additionally, pursuant to the Meier Employment Agreement, Mr. Meier is entitled to an annual performance bonus equal to three percent (3%) of the pretax income of the Company up to $5 million, and four percent (4%) of the pretax income of the Company in excess of $5 million; provided, however, that any such bonus is contingent upon the Company’s shareholders approving such bonus formula, which they have done.

Mr. Meier is also eligible to receive health and welfare benefits, such as group medical, group life and long-term disability coverage.  The Meier Employment Agreement contains noncompete and nondisclosure provisions.

In the event that the Company terminates the Meier Employment Agreement, the Company shall pay Mr. Meier 24 months total compensation.  In addition, in the event of a change in control of the Company, the Company shall pay Mr. Meier an amount equal to 48 months base salary, plus two times any bonus paid for the preceding fiscal year.  Further, in the event of a change in control, all options held by Mr. Meier vest and become immediately exercisable.  For the purposes of the Meier Employment Agreement, a change in control shall be deemed to have occurred if, at any time, substantially all the assets of the Company shall have been sold or transferred by sale, merger or otherwise, or if any person becomes the beneficial owner, directly or indirectly, of securities of the company representing fifty percent (50%) or more of the combined voting power of the then-existing outstanding securities of the Company.

If Mr. Meier dies during the term of his  employment, the Company shall pay to his estate compensation which would otherwise be payable to Mr. Meier for the shorter of (i) three (3) years from the date of his death, or (ii) through to the termination date of his employment agreement.  If Mr. Meier becomes disabled during the term of his employment for a consecutive period of three hundred sixty five (365) days, the Company may terminate the officership held.  In the event of such termination, Mr. Meier shall remain an employee of the Company and receive seventy (70%) percent of his compensation and all of his fringe benefits.

The Meier Employment Agreement expires on December 31, 2011; however, the agreement is automatically extended each year thereafter unless the Company or Mr. Meier provides written notice that the agreement is being terminated 60 days in advance of the anniversary date of the Meier Employment Agreement.

Downes Employment Agreement

The Company’s employment agreement with Mr. Downes is dated as of January 1, 2005, and provides that Mr. Downes will serve as Chief Operating Officer and Senior Vice President of the Company.  The Company and Mr. Downes have amended the employment agreement, with the most recent amendment dated February 4, 2010 (the employment agreement and the amendments are collectively referred to as the “Downes Employment Agreement”).  Mr. Downes received a base salary of $954,653 in 2009, and he is entitled to a twenty percent (20%) increase in base salary each year.  Additionally, pursuant to the Downes Employment Agreement, Mr. Downes is entitled to an annual performance bonus equal to three percent (3%) of the pre-tax profits of the Company; provided, however, that any such bonus is contingent upon the Company’s shareholders approving such bonus formula, which they have done.  Under the Downes Employment Agreement, the Company may grant Mr. Downes options or warrants to purchase the Company’s Common Stock.

Mr. Downes is also eligible to receive health and welfare benefits, such as group medical, group life and long-term disability coverage.  The Downes Employment Agreement contains noncompete and nondisclosure provisions.

In the event of a change in control of the Company, the Company shall pay Mr. Downes an amount equal to 12 months base salary, plus the annual bonus paid for the preceding fiscal year.  Also, effective January 1, 2010, if a change in control occurs, the Company shall pay Mr. Downes an amount equal to 2.99 times Mr. Downes’ “base amount,” as defined in Section 280G(b)(3) of the Internal  Revenue Code.  Further, in the event of a change in control, all options held by Mr. Downes vest and become immediately exercisable.  For the purposes of the Downes Employment Agreement, a change in control shall be deemed to have occurred if, at any time, substantially all the assets of the Company shall have been sold or transferred by sale, merger or otherwise, or if any person becomes the beneficial owner, directly or indirectly, of securities of the company representing fifty percent (50%) or more of the combined voting power of the then-existing outstanding securities of the Company.

If Mr. Downes dies during the term of his employment, the Company shall pay to his estate compensation which would otherwise be payable to Mr. Downes for the shorter of (i) one (1) years from the date of his death, or (ii) through the termination date of his employment agreement.  If Mr. Downes becomes disabled during the term of his employment for a consecutive period of ninety (90) days, the Company may terminate the officership held.  In the event of such termination, Mr. Downes shall remain an employee of the Company and receive fifty (50%) percent of his compensation and all of his fringe benefits for a period ending on the next December 31st or two hundred seventy (270) days, whichever is longer.

The Downes Employment Agreement expires on December 31, 2013 unless extended in writing by the Company.

Lynch Employment Agreement

On October 11, 2006, the Company entered into an employment agreement (the “Lynch Employment Agreement”) with Mr. Lynch, who has served as the Company’s Executive Vice President and Chief Financial Officer since August 1998.  Under the terms of the Lynch Employment Agreement, Mr. Lynch will continue to serve in such capacity.  Mr. Lynch received a base salary of $446,539 in 2009, and he is entitled to a twenty percent (20%) increase in base salary each year. Additionally, pursuant to the Lynch Employment Agreement, Mr. Lynch is entitled to an annual performance bonus determined at the discretion of the Board of Directors of the Company; provided, however, that such bonus shall be no less than $50,000.

Mr. Lynch is also eligible to receive health and welfare benefits, such as group medical, group life and long-term disability coverage.  The Lynch Employment Agreement contains noncompete and nondisclosure provisions.

If the Company terminates Mr. Lynch’s employment without cause or Mr. Lynch terminates his employment for good reason, then the Company shall (1) pay Mr. Lynch unpaid base salary accrued up to the effective date of termination; (2) pay Mr. Lynch a prorated portion of Mr. Lynch’s annualized bonus; (3) pay Mr. Lynch a lump sum payment equal to Mr. Lynch’s current base salary for period of twelve (12) months; and (4) pay on Mr. Lynch’s behalf Mr. Lynch’s COBRA premiums for a period of twelve (12) months.

For the purposes of the Lynch Employment Agreement “cause” means (i) Mr. Lynch’s abuse of alcohol or any controlled substance; (ii) Mr. Lynch’s willful act of fraud, dishonesty or breach  of fiduciary duty with respect to the business or affairs of the Company; (iii) Mr. Lynch’s knowing and material failure to comply with material applicable laws and regulations or professional standards relating to the business of the Company; (iv) Mr. Lynch’s documented  and continuing grossly unsatisfactory performance of  his  duties (as documented in at least one performance improvement plan to Mr. Lynch) or a material  breach by Mr. Lynch of the Lynch Employment Agreement except, in each case, where such failure or breach is caused by the illness or other similar incapacity or disability of Mr. Lynch; (v) Mr. Lynch being subject to an inquiry or investigation by a governmental authority or self-regulatory organization such that the existence of such inquiry or investigation may result in damage to the Company’s business interests, licenses, reputation or prospects; or (vi) Mr. Lynch’s conviction of a misdemeanor involving moral turpitude or any felony.

For the purposes of the Lynch Employment Agreement “good reason” shall mean and include any of the following without Mr. Lynch’s prior written consent: (i) assignment to Mr. Lynch of  duties materially inconsistent with Mr. Lynch’s position under the Lynch Employment Agreement; (ii) failure to pay Mr. Lynch’s base salary or bonus; (iii) requiring Mr. Lynch to move his site of employment more than fifty (50) miles from his site of employment prior to such move; or (iv) the Company’s material breach of the Lynch Employment Agreement.

In addition, if within one year following a change in control of the Company Mr. Lynch’s employment is terminated (i) by the Company or a succeeding entity without cause or (ii) by Mr. Lynch for good reason, then the Company shall (1) pay Mr. Lynch unpaid base salary accrued up to the effective  date of termination; (2) pay Mr. Lynch a prorated portion of Mr. Lynch’s annualized bonus; (3) pay Mr. Lynch a lump sum payment equal to the greater of Mr. Lynch’s current base salary (x) through December  31, 2010 or (y) for period of twelve (12) months; and (4) pay on Mr. Lynch’s behalf Mr. Lynch’s COBRA premiums for a period not to exceed eighteen (18) months.  For the purposes of the Lynch Employment Agreement, a change in control shall be deemed to have occurred if, (i) there shall be consummated (A) any consolidation or merger in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company’s common stock would be converted into cash, securities or other property, other than a consolidation or a merger having the same proportionate ownership of common stock of the surviving corporation immediately after the consolidation or merger or (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions other than in the ordinary course of business of the Company) of all, or substantially all, of the assets of the Company to any corporation, person or other entity which is not a direct or indirect wholly-owned subsidiary of the Company, or (ii) any person, group, corporation or other entity  shall acquire beneficial ownership (as determined  pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, and rules and regulations promulgated hereunder) of 50% or more of the Company’s outstanding  common  stock.  In all cases pursuant to the Lynch Employment Agreement, the determination of whether a change of control has occurred shall be made in accordance with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations, notices and other guidance of general applicability issued there under.

If Mr. Lynch dies of natural causes during the term of his employment, the Company shall pay to his estate (1) Mr. Lynch’s unpaid base salary accrued up to the effective date of termination; and (2) a prorated portion of Mr. Lynch’s annualized bonus.  If Mr. Lynch becomes disabled during the term of his employment for (i) a period of three (3) consecutive months, or (ii) for shorter  periods aggregating ninety (90) calendar days during any twelve-month period, the Company may at any time after the last day of the three (3) consecutive months of disability or the day on which the shorter periods of disability equal an aggregate of ninety days, suspend the term of Mr. Lynch’s employment and discontinue payments of his base salary for the duration of the disability.  Mr. Lynch shall be entitled to the full compensation payable to him hereunder for shorter periods of disability shorter than the periods specified above.

The Lynch Employment Agreement expires on December 31, 2011.

The following table presents the potential post employment payments and payments the Company’s named executive officers would be entitled under their employment agreements and assumes that the triggering event took place on December 31, 2009.

Name	Benefit	Before Change in Control without cause or for Good Reason		After Change in Control without cause or for Good Reason		Death		Disability

Bradley I. Meier	Base Salary	$2,708,628		$5,417,256		$3,575,389		$2,502,772

	Bonus	$3,903,622		$3,903,622		$3,903,622	(1)	$2,732,536	(1)

	Equity Comp.	$ -		$ -		$ -		$ -

	Other Post Employment
	Obligations	$92,128	(2)	$ -		$14,424	(3)	$92,128	(2)

James M. Lynch	Base Salary	$446,539		$446,539		$ -		$ -

	Bonus	$124,923		$124,923		$124,923		$ -

	Equity Comp.	$ -		$ -		$ -		$ -

	Other Post Employment
	Obligations	$19,761	(4)	$29,642	(4)	$ -		$ -

Sean P. Downes	Base Salary	$2,520,285		$954,653		$1,145,584		$572,792

	Bonus	$1,501,358	(1)	$1,501,358		$1,501,358	(1)	$750,679	(1)

	Equity Comp.	$ -		$ -		$ -		$ -

	Other Post Employment
	Obligations	$154,903	(2)	$ -		$77,452	(2)	$ 77,452	(2)

(1)	Estimate based upon 2010 pre-tax profits of the Company.
(2)	Estimate based upon the 2010 cost of fringe benefits.
(3)	Based upon the 2010 auto allowance.
(4)	Estimate based upon the 2010 cost of COBRA benefits.

Equity Compensation Plan Information

The following table sets forth certain information with respect to all of the Company’s equity compensation plans in effect as of fiscal year ended December 31, 2009.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in first column)

Equity compensation plans approved by security holders	N/A	N/A	N/A
Equity compensation plans not approved by security holders (1)	6,345,000	$3.21	N/A
Total	6,345,000	$3.21	N/A

On October 13, 2009, the Company’s Board of Directors approved, and recommended that the Company’s stockholders approve, the 2009 Omnibus Incentive Plan (the “Incentive Plan”). On November 16, 2009, the Company’s stockholders approved the Incentive Plan by written consent.

An aggregate of 1,800,000 shares of Common Stock is reserved for issuance and available for awards under the Incentive Plan. Awards under the Incentive Plan may include incentive stock options, nonqualified stock options, stock appreciation rights, restricted shares of Common Stock, restricted stock units, performance share or unit awards, other stock-based awards and cash-based incentive awards. Awards under the Incentive Plan may be granted to employees, directors, consultants or other persons providing services to the Company or its affiliates. The Incentive Plan also provides for awards that are intended to qualify as “performance-based compensation” in order to preserve the deductibility of such compensation by the Company under Section 162(m) of the Internal Revenue Code. As of December 31, 2009, no specific awards had been granted and no commitments had been made under the Incentive Plan. The Incentive Plan shall have a term of ten years expiring on November 16, 2019.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following tables set forth certain information as of March 5, 2010 relating to the beneficial ownership of the Company’s Series M Preferred Stock, Series A Preferred Stock and Common Stock by (i) all persons that we know beneficially own more than 5% of our outstanding common stock, (ii) each of our named executive officers and directors, and (iii) all of our executive officers and directors as a group.  Knowledge of the beneficial ownership of our common stock is drawn from statements filed with the SEC pursuant to Section 13(d) or 13(g) of the Securities Act of 1934, as amended.  Except as otherwise indicated, to our knowledge, each stockholder listed below has sole voting and investment power with respect to the shares beneficially owned by the stockholder.

Series M Preferred Stock Owned by Directors and Management

As of March 5, 2010, directors and named executive officers, individually and as a group, beneficially owned Series M Preferred Stock as follows:

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership	Percent of Class
Bradley I. Meier(2)	34,840	39.3%
Norman M. Meier (3)	44,075	49.7%
Officers and directors as a group (2 persons) (4)	78,715	89.0%

(1)
Unless otherwise indicated, the Company believes that each person has sole voting and investment rights with respect to the shares of Series M Preferred Stock of the Company specified opposite his name.  Unless otherwise indicated, the mailing address of each shareholder is c/o Universal Insurance Holdings, Inc., 1110 W. Commercial Blvd., Suite 100, Fort Lauderdale, FL 33309.

(2)
Excludes all shares of Series M Preferred Stock owned by Norman M. Meier and Phylis R. Meier, Mr. Meier’s father and mother, and Lynda Meier and Eric Meier, Mr. Meier’s siblings, as to which Mr. Meier disclaims beneficial ownership.

(3)
Excludes all shares of Series M Preferred Stock owned by Bradley I. Meier , Lynda Meier, and Eric Meier, Mr. Meier’s children, and Phylis R. Meier, Mr. Meier’s former spouse, as to which Mr. Meier disclaims beneficial ownership.

(4)	See footnotes (1) – (3) above.

Series M Preferred Stock Held by Certain Beneficial Owners

As of March 5, 2010, the following table sets forth information regarding the number and percentage of Series M Preferred Stock held by all persons, other than those persons listed immediately above, who are known by the Company to beneficially own or exercise voting or dispositive control over 5% or more of the Company’s outstanding Series M Preferred Stock:

Name and Address (1)	Amount and Nature of Beneficial Ownership	Percent of Class
Phylis R. Meier (2) Universal Insurance Holdings, Inc. 1110 West Commercial Boulevard Fort Lauderdale, Florida 33309	7,875	8.9%

(1)	Unless otherwise indicated, the Company believes that each person has sole voting and investment rights with respect to the shares of Series M Preferred Stock specified opposite her or its name.
(2)
Excludes all securities owned by Bradley I. Meier, Lynda Meier and Eric Meier, Ms. Meier’s children, and Norman M. Meier, Ms. Meier’s former spouse, as to which Ms. Meier disclaims beneficial ownership.

Series A Preferred Stock Owned by Directors and Management

As of March 5, 2010, directors and named executive officers, individually and as a group, beneficially owned Series A Preferred Stock as follows:

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership	Percent of Class
Norman M. Meier* (2)	9,975	50%
Officers and directors as a group (1 person) (3)	9,975	50%

*	Director and Secretary

(1)
Unless otherwise indicated, the Company believes that each person has sole voting and investment rights with respect to the shares of Series A Preferred Stock of the Company specified opposite his name.  Unless otherwise indicated, the mailing address of each shareholder is c/o Universal Insurance Holdings, Inc., 1110 W.  Commercial Blvd., Suite 100, Fort Lauderdale, FL 33309.

(2)	Excludes all shares of Series A Preferred Stock owned by Phylis R. Meier, Mr. Meier’s former spouse, as to which Mr. Meier disclaims beneficial ownership.
(3)	See footnotes (1) – (2) above.

Series A Preferred Stock Held by Certain Beneficial Owners

As of March 5, 2010, the following table sets forth information regarding the number and percentage of Series A Preferred Stock held by all persons, other than those persons listed immediately above, who are known by the Company to beneficially own or exercise voting or dispositive control over 5% or more of the Company’s outstanding Series A Preferred Stock:

Name and Address (1)	Amount and Nature of Beneficial Ownership	Percent of Class
Phylis R. Meier (2) Universal Insurance Holdings, Inc. 1110 West Commercial Boulevard Fort Lauderdale, Florida 33309	9,975	50.0%

(1)	Unless otherwise indicated, the Company believes that each person has sole voting and investment rights with respect to the shares of Series A Preferred Stock specified opposite her or its name.

(2)	Excludes all securities owned by Norman M. Meier, Ms. Meier’s former spouse, as to which Ms. Meier disclaims beneficial ownership.

Common Stock Owned by Certain Beneficial Owners, Directors and Management

As of March 5, 2010, directors and Named Executive Officers, individually and as a group, beneficially owned Common Stock as follows:

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)	Percent of Class
Bradley I. Meier (3)	17,765,694	45.4%
Sean P. Downes (4)	3,807,490	9.7%
Norman M. Meier (5)	195,406	0.5%
Reed J. Slogoff (6)	218,496	0.6%
Joel M. Wilentz (7)	348,789	0.9%
James M. Lynch (8)	46,657	0.1%
Ozzie A. Schindler (9)	120,000	0.3%
Officers and directors as a group (7 people) (10)	22,502,532	57.5%

(1)
Unless otherwise indicated, the Company believes that each person has sole voting and investment rights with respect to the shares of Common Stock of the Company specified opposite his name.  Unless otherwise indicated, the mailing address of each shareholder is c/o Universal Insurance Holdings, Inc., 1110 West Commercial Boulevard, Suite 100, Fort Lauderdale, Florida 33309.

(2)
A person is deemed to be the beneficial owner of Common Stock that can be acquired by such person within 60 days of the date hereof upon the exercise of warrants or stock options or conversion of Series A Preferred Stock, Series M Preferred Stock or convertible debt.  Except as otherwise specified, each beneficial owner’s percentage ownership is determined by assuming that warrants, stock options, Series A Preferred Stock, Series M Preferred Stock and convertible debt that is held by such person (but not those held by any other person) and that are exercisable or convertible within 60 days from the date hereof, have been exercised or converted.

(3)
Includes (i) options to purchase an aggregate of 1,745,000 shares of Common Stock (of which 1,350,000 are exercisable only on such date or dates as the fair market value of the common stock is and has been at least 150% of the exercise price for the previous 20 consecutive trading days); (ii) 43,550 shares of Common Stock issuable upon conversion of Series M Preferred Stock; and (iii) the following shares of Common Stock which are subject to proxies granting voting power to Mr. Meier: (A) 222,219 shares owned by Phylis Meier, Mr. Meier’s mother, (B) 872,188 shares owned by Norman Meier, Mr. Meier’s father; (C) an additional 78,658 shares over which Mr. Meier has voting power; and (D) options to purchase an aggregate of 40,000 shares of Common Stock owned by Norman Meier, Mr. Meier’s father, which are subject to a proxy granting voting power to Mr. Meier.

(4)
 Includes options to purchase an aggregate of 1,570,000 shares of Common Stock (of which 1,460,000 are exercisable only on such date or dates as the fair market value of the common stock is and has been at least 150% of the exercise price for the previous 20 consecutive trading days).

(5)
Includes (i) options to purchase an aggregate of 85,000 shares of common Stock, and (ii) 80,031 shares of Common Stock issuable upon conversion of Series A and Series M Preferred Stock. Excludes (i) all securities owned by Bradley I. Meier, Lynda Meier, and Eric Meier, Mr. Meier’s children or Phylis Meier, Norman Meier’s former spouse, respectively, as to which Norman Meier disclaims beneficial ownership, and (ii) all securities owned by Norman Meier for which Norman Meier has granted voting power to his son, Bradley Meier.

(6)	Includes options to purchase an aggregate of 95,000 shares of Common Stock, of which 50,000 are held in a custodial account for Mr. Slogoff’s minor son.
(7)	Includes options to purchase an aggregate of 105,000 shares of Common Stock.
(8)	Includes options to purchase an aggregate of 35,000 shares of Common Stock.
(9)	Consists of an option to purchase 120,000 shares of Common Stock.
(10)	See footnotes (1) – (9) above.

Common Stock Held by Others

As of March 5, 2010, there are no persons, other than those persons listed immediately above, who are known by the Company who beneficially own or exercise voting or dispositive control over 5% or more of the Company’s outstanding Common Stock.

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(PROPOSAL 2)

The Audit Committee recommended and the Board approved the appointment of the accounting firm Blackman Kallick LLP as the Company’s independent registered public accounting firm for the fiscal year 2010, subject to shareholder ratification.  Blackman Kallick LLP audited the Company’s financial statements for the fiscal years ended December 31, 2004, 2005, 2006, 2007, 2008 and 2009.

Audit Fees

Audit fees paid to Blackman Kallick LLP for the fiscal years ended December 31, 2009 and December 31, 2008 were $529,000 and $516,000, respectively.

Audit Related Fees

There were no audit related fees paid to Blackman Kallick LLP for the fiscal years ended December 31, 2009 and December 31, 2008, respectively.

Tax Fees

Tax fees paid to Blackman Kallick LLP for the fiscal years ended December 31, 2009 and December 31, 2008 were $43,500 and $42,000, respectively.

All Other Fees

All other fees for products and services provided by the Company’s principal accountant for the fiscal years ended December 31, 2009 and December 31, 2009 were $0.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Auditor

All audit related services were pre-approved by the Audit Committee, which concluded that the provision of such services by Blackman Kallick LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.  The Board has appointed Blackman Kallick LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.  Representatives of Blackman Kallick LLP have been invited to the Annual Meeting.

The Board unanimously recommends a vote FOR the ratification of the appointment of Blackman Kallick LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2010.

ANNUAL REPORT

A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K, WITHOUT EXHIBITS, FOR THE FISCAL YEAR ENDED DECEMBER 31, 2009 ACCOMPANIES THIS PROXY STATEMENT.  UPON WRITTEN REQUEST, THE COMPANY WILL PROVIDE TO ANY SHAREHOLDER, FREE OF CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-K, WITHOUT EXHIBITS, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.  REQUESTS FOR COPIES OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K SHOULD BE DIRECTED TO JAMES M. LYNCH, UNIVERSAL INSURANCE HOLDINGS, INC., 1110 WEST COMMERCIAL BOULEVARD, SUITE 100, FORT LAUDERDALE, FLORIDA 33309 OR (954) 958-1200.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers, and persons who own more than 10% of the Company’s Common Stock to file initial reports of ownership and reports of changes in ownership with the SEC.  Directors, executive officers and greater than 10% shareholders (collectively, “Reporting Persons”) are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on the review of copies of Forms 3, 4 and 5 provided to the Company and written representations by the Reporting Persons, the Company believes that, for the year ended December 31, 2009, all Section 16(a) filing requirements applicable to the Reporting Persons were met.

SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be presented at the Company’s 2011 annual meeting of shareholders must be received by the Company no later than December 17, 2010 to be considered for inclusion in the Company’s proxy statement and form of proxy relating to such meeting.  Shareholders wishing to submit a proposal at the 2011 annual meeting of shareholders that do not intend to include the proposal in the Company’s proxy statement for that meeting must provide appropriate notice to the Company by February 5, 2011.

HOUSEHOLDING

As permitted by the Securities Exchange Act of 1934, as amended, only one copy of this proxy statement, the Company’s annual report, and the notice of internet availability of proxy materials is being delivered to shareowners residing at the same address, unless the shareowners have notified the Company of their desire to receive multiple copies of the proxy statement. This is known as householding.  The Company will promptly deliver, upon oral or written request, a separate copy of this proxy statement, the Company’s annual report, or the notice of internet availability of proxy materials to any shareowner residing at an address to which only one copy was mailed.  Requests for additional copies for the current year or future years should be directed to James M. Lynch, 1110 West Commercial Boulevard, Suite 100, Fort Lauderdale, Florida 33309 or (954) 958-1200.

Shareowners of record residing at the same address and currently receiving multiple copies of the proxy statement may contact our registrar and transfer agent, Continental Stock Transfer & Trust Company (“Continental”), to request that only a single copy of the proxy statement be mailed in the future.  Contact Continental by phone at (212) 509-4000 or by mail at 17 Battery Place, New York, NY 10004.  Beneficial owners, as described above, should contact their broker or bank.

OTHER MATTERS

The Company knows of no business that will be presented for action at the Annual Meeting other than those matters referred to herein.  If other matters do come before the meeting, the persons named as proxies will act and vote according to their best judgment on behalf of the shareholders they represent.

          BY ORDER OF THE BOARD OF DIRECTORS

         /s/ Norman M. Meier
          Norman M. Meier, Secretary

Dated: April 16, 2010

REVOCABLE PROXY FOR HOLDERS OF SERIES A PREFERRED STOCK AND COMMON STOCK

UNIVERSAL INSURANCE HOLDINGS, INC.
Annual Meeting of Shareholders on May 19, 2010
This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints James M. Lynch, with full power of substitution, as the lawful proxy of the undersigned and hereby authorizes him to represent and to vote as designated below all shares of Series A preferred stock and all shares of common stock of Universal Insurance Holdings, Inc. ("Company") that the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of the Company to be held on May 19, 2010 at the Westin Fort Lauderdale, 400 Corporate Drive, Fort Lauderdale, Florida 33334, and at any adjournment thereof.  Holders of Series A preferred stock and common stock are entitled to one vote per share.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH DIRECTOR NOMINEE.
1.	Proposal 1: Election of five directors for a term ending in 2011. Nominees: Sean P. Downes, Michael A. Pietrangelo, Ozzie A. Schindler, Reed J. Slogoff and Joel M. Wilentz.

	FOR [ ]	WITHHELD [ ]
(all nominees except as marked below)

(Instruction: To withhold authority to vote for any individual nominee(s), write the name(s) of the nominee(s) on the line above.)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2.

2.	Proposal 2: Ratification of the appointment of Blackman Kallick LLP, independent registered public accounting firm, as the auditors of the Company for the year ending December 31, 2010.

	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

3.	In the discretion of such proxy, to transact any other business as may properly come before the annual meeting or any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder.  If no direction is given, this proxy will be voted FOR the matters listed above.

Whether or not you plan to attend the meeting, you are urged to execute and return this proxy, which may be revoked at any time prior to its use.

Change of Address or Comments Mark Here   [   ]

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date: __________, 2010
Signature of Shareholder

Signature of Additional Shareholder(s)

REVOCABLE PROXY FOR HOLDERS OF SERIES M PREFERRED STOCK

UNIVERSAL INSURANCE HOLDINGS, INC.
Annual Meeting of Shareholders on May 19, 2010
This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints James M. Lynch, with full power of substitution, as the lawful proxy of the undersigned and hereby authorizes him to represent and to vote as designated below all shares of Series M preferred stock of Universal Insurance Holdings, Inc. ("Company") that the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of the Company to be held on May 19, 2010 at the Westin Fort Lauderdale, 400 Corporate Drive, Fort Lauderdale, Florida 33334, and at any adjournment thereof.  Holders of Series M preferred stock are entitled to one vote per share.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH DIRECTOR NOMINEE.

1.
Proposal 1:  Election of seven directors for a term ending in 2011.  Nominees:  Bradley I. Meier, Norman M. Meier, Sean P. Downes, Michael A. Pietrangelo, Ozzie A. Schindler, Reed J. Slogoff and Joel M. Wilentz.

	FOR [ ]	WITHHELD [ ]
(all nominees except as marked below)

(Instruction: To withhold authority to vote for any individual nominee(s), write the name(s) of the nominee(s) on the line above.)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2.

2.	Proposal 2: Ratification of the appointment of Blackman Kallick LLP, independent registered public accounting firm, as the auditors of the Company for the year ending December 31, 2010.

	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

3.	In the discretion of such proxy, to transact any other business as may properly come before the annual meeting or any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder.  If no direction is given, this proxy will be voted FOR the matters listed above.

Whether or not you plan to attend the meeting, you are urged to execute and return this proxy, which may be revoked at any time prior to its use.

Change of Address or Comments Mark Here [ ]

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date _________, 2010
Signature of Shareholder

Signature of Additional Shareholder(s)